Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (File No. 33-45673) on Form S-8 of American Greetings Corporation of our report dated June 26, 2009 relating to the statement of net assets available for benefits of American Greetings Retirement Profit Sharing and Savings Plan as of December 31, 2008, and the related statement of changes in net assets available for benefits for the year ended December 31, 2008, which appears in this December 31, 2008 annual report on Form 11-K.

/s/ SS&G Financial Services, Inc.

Cleveland, Ohio

June 26, 2009